                                                                    Exhibit 99.1

Press Release
-For Immediate Release-

                         SECURITY CAPITAL PACIFIC TRUST
                                   Announces
                  Pricing of a 2,500,000-Share Equity Offering


     May 30, 1997 -- Security Capital Pacific Trust (New York Stock Exchange
Symbol: PTR) today announced that it has priced an equity offering of 2,500,000 common shares through Goldman, Sachs & Co. As a result of this offering, PTR will have a total of 79,248,201 common shares outstanding.

     Goldman, Sachs & Co. has a 30-day option to purchase up to an aggregate of 375,000 common shares to cover over-allotments. The net proceeds from the offering, before giving effect to the exercise of the over-allotment option, will be approximately $54.3 million.

     PTR expects to use the proceeds to repay borrowings under its line of credit and short-term borrowing agreement which have been used to develop new multifamily communities in PTR's West Coast markets. As of April 30, 1997, including communities under construction, PTR controlled land for the development of over $824 million of assets on California, the Pacific Northwest and Salt Lake City. Upon completion of these development communities, PTR will have over $1.7 billion invested in these key growth markets.

     PTR is the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily communities in the growing markets of the western United States. PTR's primary objective is generating long-term, sustainable growth in per share cash flow.
As of April 30, 1997, PTR's portfolio of garden-style multifamily communities included 41,707 operating units, 5,347 units under construction and an estimated 6,151 units in planning. In addition, PTR owns or controls land for future development of an expected 5,657 additional garden-style multifamily units.

FOR MORE INFORMATION, CONTACT:         K. Scott Canon
                                       (800) 982-9293
                                             or
                                       Gerard de Gunzburg
                                       (212) 838-9292